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Exhibit 99.1

For Immediate Release

Contacts:
Rick Shea	Beverly Holley
COO and CFO	Investor Relations
617/588-5354	617/588-5318
rshea@variagenics.com	bholley@variagenics.com

VARIAGENICS Announces Restructuring Plan
Company to Focus Resources on Molecular Diagnostic Development for Oncology

        Cambridge, MA—May 16, 2002—Variagenics, Inc. (NASDAQ: VGNX) today announced that it has initiated a restructuring plan intended to conserve cash and focus resources on the Company's oncology molecular diagnostic development programs.

        The restructuring will reduce the Company's headcount by approximately 40 positions in research and administration, approximately 30% of Variagenics' current workforce. Approximately half the staff reductions are in the high-throughput DNA sequencing group. The Company also will be discontinuing its NuCleave™ business.

        "This restructuring will increase our financial flexibility," said Joseph S. (Jay) Mohr, VARIAGENICS' President and Chief Business Officer. "We have more closely focused our resources on our most strategic programs, including our internal product development and our pharmaceutical partnerships. We are now well positioned to further our goal of being the leader in developing molecular diagnostics to predict drug response in cancer."

        Mr. Mohr further commented, "Over the last several years Variagenics has amassed significant assets, including an extensive database of genetic markers, core technologies in marker discovery, assay development and validation, and a valuable intellectual property portfolio. We are ready to move toward the next stage in the Company's growth and development, and believe we have focused and right-sized Variagenics toward future profitability."

        "As a result of the restructuring, we anticipate lowering net cash burn to approximately $4.0 million per quarter by the fourth quarter of 2002, compared with our current net cash burn of approximately $6.0 million per quarter," stated Richard P. Shea, Chief Operating Officer and Chief Financial Officer. "We ended the first quarter of 2002 with cash reserves of $73.1 million, which we believe should be sufficient to execute our current business plan."

        VARIAGENICS, INC. applies its pharmacogenomic technologies to the discovery, development and commercialization of personalized drugs and companion molecular diagnostic products. Using a targeted drug pathway approach, the Company identifies therapeutically important genetic markers, including SNPs, haplotypes and, for cancer studies, loss-of-heterozygosity (LOH) and other related indicators. This information is then applied to clinical programs to enhance the success rates of drugs in development, and ultimately to the creation of diagnostics for predicting patient response to drugs.

        For more information, please visit the Company's website at www.variagenics.com.

        This press release may contain forward-looking statements, including statements regarding the effect of pharmacogenomics on therapeutic outcomes and the delivery of healthcare and the role that the Company will play in the field of pharmacogenomics. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied in such statements. These risks are identified in VARIAGENICS' Annual Report on Form 10-K for the fiscal year ended December 31, 2001. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in our expectations, except as required by law.

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VARIAGENICS Announces Restructuring Plan Company to Focus Resources on Molecular Diagnostic Development for Oncology